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                                                                   EXHIBIT 20.3

                         [ERNST & YOUNG LLP LETTERHEAD]


                         Report of Independent Auditors

Board of Directors
WFS Financial Inc


We have audited, in accordance with generally accepted auditing standards, the consolidated statement of financial condition of WFS Financial Inc and Subsidiaries (WFS) as of December 31, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended, and have issued our report thereon dated January 28, 1997.

In connection with our audit nothing came to our attention that caused us to believe that WFS failed to comply with the terms, covenants, provisions or conditions of either the Pooling and Servicing Agreements for WFS Financial Auto Loans, Inc. dated June 1, 1993, September 1, 1993, December 1, 1993,
March 1, 1994, May 1, 1994, August 1, 1994, October 1, 1994, January 1, 1995,
March 1, 1995, June 1, 1995, September 1, 1995 or December 1, 1995, or the Sale and Servicing Agreements for WFS Financial Auto Loans, Inc. dated March 1, 1996, June 1, 1996, September 1, 1996 or December 1, 1996 between Bankers Trust Company and WFS insofar as they relate to accounting and auditing matters. However, it should be noted that our audit was not directed primarily toward obtaining a knowledge of noncompliance.

This report is intended for the use and information of the Board of Directors, management and Bankers Trust Company and should not be used for any other purpose.



                                      /S/  ERNST & YOUNG LLP

January 28, 1997